Exhibit 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AGREEMENT

BETWEEN

OVERLAND ADVANTAGE

AND

OVERLAND ADVISORS, LLC

This Investment Advisory Agreement (this “Agreement”) is made as of January 5, 2024, by and between Overland Advantage, a Delaware statutory trust (the “Company”), and Overland Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is a newly organized non-diversified, externally managed, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Advisor to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Advisor is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Advisor hereby agree as follows:

Section 1. Duties of the Advisor.

(a) Retention of Advisor. The Company hereby appoints the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of trustees of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 or Form N-2, as applicable, filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, and in the Company’s confidential private placement memorandum, as amended from time to time or as may otherwise be set forth in the Company’s reports filed in compliance with the Securities Exchange Act of 1934, as amended, as applicable;

(ii) during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s certificate of trust, declaration of trust and bylaws, as they may be amended from time to time (the “Organizational Documents”);

(iii) such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Advisor in writing; and

(iv) the Company’s compliance policies and procedures as applicable to the Advisor and as administered by the Company’s chief compliance officer.

(b) Responsibilities of Advisor. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) perform due diligence on prospective portfolio companies;

(iv) execute, close, service and monitor the Company’s investments;

(v) determine the securities and other assets that the Company shall purchase, retain or sell;

(vi) arrange financings and borrowing facilities for the Company;

(vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(viii) to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Advisor (as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Advisor to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

(c) Power and Authority. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Advisor (which power and authority may be delegated by the Advisor to one or more Sub-Advisors), and the Advisor hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including without limitation the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any service providers deemed necessary or appropriate by the Advisor to the exercise of such power and authority. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Advisor shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Advisor to make investments or obtain financing on behalf of the Company through a special purpose vehicle, the Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Company also grants to the Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Advisor deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including without limitation the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(d) Acceptance of Appointment. The Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Advisor, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business, and action taken by the Advisor in accordance with such powers shall bind the Company.

(e) Sub-Advisors. The Advisor is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Advisor”) pursuant to which the Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder, subject to the oversight of the Advisor and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Advisor and not the Company shall be responsible for any compensation payable to any Sub-Advisor; provided, however, that the Advisor shall have the right to direct the Company to pay directly any Sub-Advisor the amounts due and payable to such Sub-Advisor from the fees and expenses otherwise payable to the Advisor under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Advisor shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Advisor shall be subject to the same fiduciary duties as are imposed on the Advisor pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by and the overall control of the Board, the Advisor shall maintain and keep all books, accounts and other records of the Advisor that relate to activities performed by the Advisor hereunder as required under the 1940 Act and the Advisers Act. The Advisor agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Advisor further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Advisor or the Company.

Section 2. Expenses Payable by the Company.

(a) Advisor Personnel. All investment personnel of the Advisor, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Company.

(b) Company’s Costs. Subject to the limitations on expense reimbursement of the Advisor as set forth in Sections 2(a) and (c), the Company, either directly or through reimbursement to the Advisor, shall bear all costs and expenses of its investment operations and its investment transactions, including, without limitation, costs and expenses relating to: the Company’s initial organization costs and operating costs incurred prior to the filing of its election to be regulated as a BDC; the costs associated with any public or private offerings of the Company’s common shares and other securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Advisor, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and monitoring actual portfolio companies and, if necessary, enforcing the Company’s rights; the Base Management Fee and Incentive Fee (each as defined below) payable under this Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the administration agreement, by and between the Company and Centerbridge Services Group, LLC (in such capacity, the “Administrator”), dated as of January 5, 2024 (the “Administration Agreement”) and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; and the allocated costs incurred by the Advisor in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging;

commissions and other compensation payable to brokers or dealers; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; the cost of effecting any sales and repurchases of the Company’s common shares and other securities; U.S. federal, state and local taxes; independent trustee fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including without limitation registration and listing fees, and the compensation and expenses of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Company’s fidelity bond; any necessary insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company); direct fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s allocable portion of the compensation paid to, or distributions received by, the Company’s Chief Financial Officer and Chief Compliance Officer, their respective staff who provide services to the Company and any internal audit staff, to the extent internal audit performs a role in the Company’s internal control assessments and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services under the Administration Agreement, including, but not limited to rent, the fees and expenses associated with performing compliance functions. The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Company expenses set forth in Section 4(b) of Administration Agreement, on the other, shall in no way be construed to limit the responsibility of the Company for such expense under either agreement.

For avoidance of doubt, it is agreed and understood that, from time to time, the Advisor or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Advisor or its affiliates for all such costs and expenses that have been paid by the Advisor or its affiliates on behalf of the Company.

(c) Portfolio Company’s Compensation. In certain circumstances the Advisor, any Sub-Advisor, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company, in connection with the Company’s investment in such portfolio company. Any compensation received by the Advisor, Sub-Advisor, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Advisor, any Sub-Advisor or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.

Section 3. Compensation of the Advisor.

The Company agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a fee consisting of two components: a base management fee (“Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Advisor under this Agreement for any partial calendar quarter shall be appropriately prorated based on the actual number of days elapsed during such partial quarter as a fraction of the number of days in the relevant calendar year.

(a) Base Management Fee. The Base Management Fee is calculated at an annual rate of 1.25% of the average value of the Company’s net assets as of the last day of the most recently completed calendar quarter and the last day of the immediately preceding calendar quarter, excluding cash and cash equivalents. For purposes of the Agreement, net assets means the Company’s total assets less liabilities determined on a consolidated basis in accordance with accounting principles generally accepted in the United States of America. The Base Management Fee is payable quarterly in arrears and no management fee will be charged on committed but undrawn capital commitments.

(b) Incentive Fee. The Company shall pay the Advisor an Incentive Fee. The Incentive Fee shall consist of two parts—an incentive fee based on income and an incentive fee based on capital gains, as follows:

(i)

Investment Income Incentive Fee. The Income Incentive Fee will be calculated and payable on a quarterly basis, in arrears, and is earned on pre-incentive fee net investment income of the Company. For purposes of computing the initial installment of the Investment Income Incentive Fee, if the inception does not fall on the first day of a calendar quarter, then the initial payment of the Investment Income Incentive Fee shall be payable for the period that commences on the date of inception through the last day of the first complete calendar quarter immediately following the Incentive Commencement Date and, thereafter, at the end of each subsequent calendar quarter as described above.

(a)

Pre-incentive fee net investment income shall be compared to a “Hurdle Rate” of 1.625% per quarter (6.5% annualized). The Company shall pay the Advisor an incentive fee with respect to its pre-incentive fee net investment income as follows:

(A) no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the Hurdle Rate;

(B) 100% of pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the Hurdle Rate but is less than 1.91% in any calendar quarter (7.64% annualized). This portion of the pre-incentive fee net investment income (which exceeds the Hurdle Rate but is less than 1.91%) is referred to as the “catch-up.” The “catch-up” is meant to provide the Advisor with approximately 15% of the Company’s pre-incentive fee net investment income as if a Hurdle Rate did not apply if pre-incentive fee net investment income exceeds 1.91% in any calendar quarter; and

(C) 15% of the pre-incentive fee net investment income, if any, that exceeds 1.91% in any calendar quarter (7.64% annualized), which reflects that once the Hurdle Rate is reached and the catch-up is achieved, 15% of all pre-incentive fee net investment income is paid to the Advisor.

For purposes of calculating the Income Incentive Fee, “pre-incentive fee net investment income” is defined as interest income, dividend income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the Base Management Fee, expenses payable to the Administrator under the Administration Agreement, any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding (x) the Incentive Fee and (y) any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. The Advisor is not obligated to return to the Company the Incentive Fee it receives on PIK interest that is later determined to be uncollectible in cash.

(ii)

Capital Gains Incentive Fee. The Company shall pay the Advisor a capital gains incentive fee calculated and payable in arrears in cash as of the end of each calendar year or upon the termination of this Agreement in an amount equal to 15% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of a given calendar year or upon the termination of this Agreement, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the capital gains incentive fee.

For purposes of computing the Investment Income Inventive Fee and the Capital Gains, Incentive Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly, in the manner described above. With respect to the calculation of quarterly Pre-Incentive Fee Net Investment Income for purposes of calculating the Investment Income Incentive Fee, net interest, if any, associated with a derivative or swap (which is defined as the difference between (x) the interest income and transaction fees received in respect of the reference assets of the derivative or swap and (y) all interest and other expenses paid by us to the derivative or swap counterparty) will be included in calculating the Investment Income Incentive Fee. The notional value of any such derivatives or swaps is not used for these purposes. With respect to the calculation of the Capital Gains Incentive Fee, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative or swap, will be included on a cumulative basis in calculating the Capital Gains Incentive Fee.

In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Incentive Fee.

(c) Waiver or Deferral of Fees.

The Advisor shall have the right to elect to waive or defer all or a portion of the Base Management Fee or Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Advisor, the Company shall obtain written instructions from the Advisor with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Advisor and not paid over to the Advisor with respect to any calendar quarter or year shall be deferred without interest and may be paid over in any such other quarter prior to the termination of this Agreement, as the Advisor may determine upon written notice to the Company.

Section 4. Covenant of the Advisor.

The Advisor covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and that it shall maintain such registration until the expiration or termination of this Agreement. The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the ability of the Advisor to fulfill its obligations under this Agreement. The Advisor agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

Section 5. Brokerage Commissions.

The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Advisor’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Advisor may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 6. Other Activities of the Advisor.

The Advisor and its Affiliates, who may or may not be investors, directors, officers or employees of the Company, may engage, simultaneously with their investment management activities on behalf of the Company, in other businesses, form additional investment funds and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, including other collective investment funds, whose investment objectives may be similar to, or different from, the investment objective of the Company, and shall not by reason of engaging in such other businesses, making such investments or rendering of services for others be deemed to be acting in conflict with the interests of the Company even though such activities may be in competition with the Company and/or may involve substantial time and resources of the Advisor and/or its affiliates. The Advisor shall devote as much of its time to the management of the Company as the Advisor deems necessary and appropriate. The Advisor or its Affiliates, in their individual capacities, may be investors, directors, officers or employees of the Company but shall not be deemed thereby to have interests which are in conflict with the interests of the Company.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Section 7. Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a manager, officer, shareholder, member or employee of the Advisor is or becomes a trustee, officer, shareholder and/or employee of the Company and acts as such in any business of the Company, then such person shall be deemed to be acting solely for the Company in such person’s capacity as a trustee, officer, shareholder and/or employee of the Company, and not as a director, officer, shareholder, member or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.

Section 8. Exculpation; Indemnification.

Subject to Section 9, the Advisor, any Sub-Advisor, each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), any other person or entity Affiliated with the

Advisor or Sub-Advisor (including each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Advisor or Sub-Advisor (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company or any shareholder thereof for any action taken or omitted to be taken by the Advisor or any Sub-Advisor in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the 1940 Act, the laws of the State of New York and other applicable law.

For any claims indemnified by the Company under this Section 8, to the fullest extent permitted by, and subject to the applicable conditions of, law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, promptly after receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances from time to time. Each Indemnified Party hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Company. Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement.

Section 9. Limitation on Indemnification.

Notwithstanding anything in Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s or Sub-Advisor’s duties or by reason of the reckless disregard of the Advisor’s or Sub-Advisor’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.

Section 10. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Independent Trustees, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon not less than 60 days’ prior written notice to the Advisor upon the vote of: (A) a majority of the outstanding voting securities of the Company (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) a majority of the Board; or (ii) by the Advisor upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 8 and 9 shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration.

(c) Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Company then in custody of the Advisor; and

(iii) cooperate with the Company to provide an orderly transition of services.

Section 11. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

Section 12. Amendments.

No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the 1940 Act. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 13. Severability.

If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed amended to conform with such applicable law. Any provision hereof that is held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 14. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 15. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 8 and 9, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

Section 16. Forum.

To the fullest extent permitted by applicable law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a Proceeding must be heard and determined exclusively in the U.S. District Court for the Southern District of New York. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Notwithstanding the foregoing, in the event that the U.S. District Court for the Southern District of New York does not have subject matter or other jurisdiction over a proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the courts of the State of Delaware or of the U.S. District Court for the District of Delaware, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such proceeding must be heard and determined exclusively in the courts of the State of Delaware or the U.S. District Court for the District of Delaware. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 17. Third Party Rights.

Except for the provisions of Section 8, the provisions of this Agreement are not intended to be for the benefit of any Person (other than the Company and the Advisor in their capacities as such) and no such Person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise); provided, that, without the prior written consent of the Advisor (such consent to refer specifically to this paragraph), no Indemnified Party (other than the Advisor) shall be entitled to claim the benefit of any right otherwise accruing to such Indemnified Party under Section 8. If the Advisor provides consent pursuant to the preceding proviso, the Advisor shall, in its discretion, be entitled to enter into one or more agreements and/or other instruments to give effect to the rights granted to Indemnified Parties under Section 8.

Section 18. Entire Agreement.

This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 19. Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Advisor and any Sub-Advisor each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Advisor and any Sub-Advisor is a named Additional Insured Party on such policy, the Company shall provide the Advisor and any Sub-Advisor with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 19 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

Section 20. WAIVER OF JURY TRIAL.

EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

OVERLAND ADVANTAGE
a Delaware statutory trust

By:	/s/ Kimberly A. Terjanian
Name:	Kimberly A. Terjanian
Title:	Chief Financial Officer

OVERLAND ADVISORS, LLC
a Delaware limited liability company

By:	/s/ Kimberly A. Terjanian
Name:	Kimberly A. Terjanian
Title:	Chief Financial Officer

[Signature Page to Investment Advisory Agreement]